Exhibit 99.1

Kaiser Aluminum Corporation Reports

Second Quarter and First Half 2021 Financial Results

Second Quarter 2021 Highlights:

o	Net Sales $741 Million; Value Added Revenue $318 Million
o	Net Loss $22 Million; Net Loss per Diluted Share $1.42, Includes Pre-tax Charges of $36 Million or $1.73 per Diluted Share, After-tax, Related to Senior Notes Refinancing
o	Adjusted Net Income $16 Million; Adjusted Earnings per Diluted Share $1.00
o	Adjusted EBITDA $59 Million; Adjusted EBITDA Margin 18.5%
o	Continued Improvement in Demand Across All End Markets
o	Integration Costs, Higher Overhead and Short-Term Inefficiencies Impacted Results

First Half 2021 Highlights:

o	Net Sales $1,065 Million; Value Added Revenue $490 Million
o	Net Loss $18 Million; Net Loss per Diluted Share $1.13
o	Adjusted Net Income $26 Million; Adjusted Earnings per Diluted Share $1.64
o	Adjusted EBITDA $96 Million; Adjusted EBITDA Margin 19.6%

FOOTHILL RANCH, Calif., July 21, 2021 - Kaiser Aluminum Corporation (NASDAQ:KALU), a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, custom automotive and other industrial applications, today announced second quarter and first half 2021 results.

Second Quarter 2021 Management Summary

“Solid second quarter value added revenue of $318 million and adjusted EBITDA of $59 million reflect the first full quarter results of our recently acquired Warrick Rolling Mill along with continued improvement in our end markets,” said Keith A. Harvey, President and Chief Executive Officer. “Our commercial aerospace end market is beginning to demonstrate positive momentum as air travel continues to recover and demand for our defense related applications remains strong. Demand for our packaging and general engineering applications is robust, and although our automotive business is temporarily dampened as ongoing shortages of semiconductor chips affects North American light vehicle production, we anticipate this issue will abate and volume will recover in the second half of 2021.

“Our integration of the Warrick Rolling Mill continues to proceed on track and our teams are working diligently to exit transition service agreements by the end of the year. Until that time, we will continue to incur transition costs and overhead redundancies. In addition, with increasing end market demand and a solid economy, we are experiencing inflationary cost pressures from rising freight, labor and materials costs and the challenge to efficiently meet demand. Our operations and commercial teams are working to mitigate the impact of these issues on our results,” stated Mr. Harvey.

Outlook

The Company anticipates improving trends across its end markets with strong secular demand growth for aerospace, packaging, and automotive along with solid market dynamics continuing to support growth in its general engineering applications.

Aerospace is beginning to build positive momentum as commercial air travel recovers and aerospace/high strength demand is expected to continue improving through the balance of 2021 driven by growth in defense related programs and business jet production. The Company continues to expect the aerospace market to recover to record 2019 levels by 2023/2024 timeframe and then resume its pre-pandemic 3% to 4% CAGR.

Demand for the Company’s automotive applications remains robust with multiple new programs successfully launched and underway. Over the longer term, the Company anticipates a greater than 5% CAGR for automotive demand growth driven by light weighting and fuel efficiency with further opportunities as the shift to electric vehicles continues.

Demand for the Company’s general engineering applications remains strong, led by service center restocking and stronger demand as the markets recover from the pandemic. In addition, as the Company has previously noted, reshoring of supply lines in North America as OEM’s shift supply strategies to have a larger portion of their material needs sourced domestically provides significant upside for further growth opportunities.

In addition to diversifying the business, the Company’s re-entry into packaging through the Warrick Rolling Mill provides a significant opportunity for further long-term growth as food and beverage packaging continues to shift to aluminum in response to growing consumer demand.  North American aluminum packaging markets are expected to remain in deficit for the foreseeable future as the strongly preferred, North American supply struggles to keep pace with North American demand. The Company anticipates a 3% to 5% CAGR over the next several years.

“With a diversified portfolio and strong secular growth trends in each of our end markets, we plan to invest in several strategic growth initiatives,” said Mr. Harvey. “In packaging, we plan to meet the rapidly increasing needs of our customers with a series of strategic investments backed by strong, long-term contracts reflecting significant margin improvement facilitated by the current market environment, improved efficiencies and expected synergies. The initial investment of $150 million at our Warrick facility will be for an additional roll coat line that is expected to be qualified and operational by early 2024, with other investments to follow as we continue to evaluate customer demand requirements.

“In addition, as end market demand further improves we expect to proceed with the previously discussed $225 million, Phase VII expansion project at our Trentwood facility, which will increase capacity approximately 25% to meet the needs of our flat-rolled aerospace and general engineering customers well into the remainder of this decade, while further enhancing product quality and improving efficiencies. Finally, smaller capital investments of approximately $25 million will further enhance our ability to support growth in automotive and general engineering long products. We anticipate the total $400 million of growth focused capital spending will occur over the next several years, funded by a combination of our operations and strong balance sheet.

“As we look forward, with the expected recovery rates of our end markets and the planned strategic investments, we will be well-positioned over the longer-term to deliver value added revenue approaching $2.0 billion with a mid to high 20% adjusted EBITDA margin,” concluded Mr. Harvey.

Second Quarter 2021 Consolidated Results
(Unaudited)*

(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly			Six Months
	2Q21	1Q21	2Q20	1H21	1H20	2H20
Shipments (millions of lbs.)	337	137	119	474	274	228

Net sales	$741	$324	$276	$1,065	$645	$528
Less hedged cost of alloyed metal[1]	(423)	(152)	(101)	(575)	(254)	(222)
Value added revenue	$318	$172	$175	$490	$391	$306

Realized price per pound ($/lb.)
Net sales	$2.20	$2.37	$2.32	$2.25	$2.35	$2.31
Less hedged cost of alloyed metal	(1.26)	(1.12)	(0.85)	(1.22)	(0.92)	(0.97)
Value added revenue	$0.94	$1.25	$1.47	$1.03	$1.43	$1.34

As reported
Operating income	$11	$17	$5	$28	$50	$31
Net (loss) income	$(22)	$5	$(7)	$(18)	$23	$6
Net (loss) income per share, diluted[2]	$(1.42)	$0.28	$(0.41)	$(1.13)	$1.41	$0.39

Adjusted[3]
Operating income	$33	$24	$21	$57	$68	$34
EBITDA[4]	$59	$38	$34	$96	$94	$60
EBITDA margin[5]	18.5%	21.8%	19.7%	19.6%	24.0%	19.6%
Net income	$16	$10	$6	$26	$36	$12
EPS, diluted[2]	$1.00	$0.64	$0.36	$1.64	$2.27	$0.74

[1]

Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2]	Diluted shares for EPS are calculated using the treasury stock method.
[3]	Adjusted numbers exclude non-run-rate items. For all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures.
[4]	Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
[5]	Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*	Please refer to GAAP financial statements.

Totals may not sum due to rounding.

First Half 2021 Compared to Second Half 2020

Net sales for the first half 2021 were $1,065 million compared to $528 million in the second half 2020, reflecting a 107% increase in shipments and a 3% decrease in average selling price per pound. The decrease in average selling price reflected an approximately 23% decrease in value added revenue per pound and a 26% increase in underlying contained metal costs.

Value added revenue for the first half 2021 increased 60% to $490 million from $306 million in the second half 2020, reflecting $132 million of value added revenue from the Company’s recently acquired packaging business and continued improvement in each of its other end markets. Value added revenue for the Company’s aerospace/high strength applications increased 10% to $151 million on a 31% increase in shipments compared to the second half 2020, which included approximately $15 million of additional revenue recognized in the third quarter related to modifications to the 2020 customer declarations under multi-year contracts. The increase in value added revenue and shipments reflects continued strength in demand for defense related applications and improving demand for commercial aerospace as air travel continues to recover. Value added revenue for automotive extrusions increased 5% to $53 million, on a slight increase in shipments reflecting the temporary impact on North American production due to the shortage of semiconductor chips. Value added revenue for general engineering applications increased approximately 28% to $149 million on a 31% increase in shipments reflecting strong underlying semiconductor, industrial and machine tool demand and restocking in the service center supply chain.

Adjusted EBITDA of $96 million in the first half 2021 increased $36 million compared to the second half 2020 reflecting the increase in value added revenue partially offset by higher freight, benefit and incentive costs in addition to higher overhead costs related to integration of the Company’s recent acquisition of the Warrick Rolling Mill. Adjusted EBITDA as a percentage of value added revenue was 19.6% in the first half 2021, comparable to the second half 2020. Adjusted EBITDA margin in the first half 2021 reflected the items noted in addition to portfolio product mix.

Second Quarter 2021

Net sales for the second quarter 2021 increased to $741 million compared to $276 million in the prior year period, reflecting a 184% increase in shipments and a 5% decrease in average selling price per pound. The decrease in average selling price reflected an approximately 36% decrease in value added revenue per pound and a 48% increase in underlying contained metal costs.

Value added revenue for the second quarter 2021 increased 82% to $318 million from $175 million in the prior year period driven primarily by the addition of the acquired packaging business and continued improvement in the Company’s general engineering and automotive applications. Value added revenue for the Company’s aerospace/high strength applications decreased 22% to $80 million on a 15% decrease in shipments reflecting the impact of the COVID-19 pandemic on commercial aerospace demand, while demand for defense applications remained strong. Value added revenue for automotive extrusions increased 176% to $25 million, reflecting a 148% increase in shipments primarily reflecting recovery from the COVID -19 related automotive supply chain shut downs during the prior year period. Value added revenue for general engineering applications increased approximately 25% to $77 million on a 37% increase in shipments reflecting solid underlying demand.

Adjusted EBITDA of $59 million in the second quarter 2021 increased $24 million compared to the prior year period reflecting the higher value added revenue offset by higher manufacturing and overhead costs. Adjusted

EBITDA as a percentage of value added revenue was 18.5% in the second quarter 2021 as compared to 19.7% in the prior year period.

Reported operating income for the second quarter 2021 was approximately $11 million. Adjusting for approximately $22 million of non-run-rate charges, including $3 million of Warrick related integration costs and $19 million of non-cash charges predominately associated with one-time purchase accounting adjustments related to hedging and LIFO inventory, operating income for the second quarter 2021 was approximately $33 million, compared to $21 million in the prior year quarter. In addition, adjusted operating income in the second quarter 2021 reflected approximately $13 million of higher depreciation and amortization expense.

Reported net loss for the second quarter 2021 was $22 million, or $1.42 loss per diluted share, compared to a net loss and loss per diluted share of $7 million and $0.41, respectively, for the prior year period. Excluding the impact of non-run-rate items, and the after-tax impact of $36 million associated with the Company’s senior note refinancing, adjusted net income was $16 million or $1.00 per diluted share for the second quarter 2021, compared to adjusted net income of $6 million or $0.36 per diluted share for the second quarter 2020. Adjusted net income in the second quarter 2021 also reflected the impact of the higher operating income as discussed above and approximately $2 million of additional pre-tax interest expense related to the Company’s new senior notes.

Cash Flow and Liquidity

Adjusted EBITDA of $96 million reported in the first half of 2021 funded approximately $18 million of capital investments, $24 million of interest payments and $23 million of cash returned to shareholders through quarterly dividends.

During the second quarter 2021, the Company issued $550 million of new 4.50% senior notes that mature in 2031 resulting in proceeds of $541 million, net of $9 million of transaction fees, and redeemed $350 million of 6.50% senior notes with a maturity of 2025 resulting in net proceeds of approximately $160 million.

As of June 30, 2021, the Company had cash and cash equivalents of approximately $283 million, and borrowing availability under the Company's revolving credit facility of approximately $367 million providing total liquidity of $650 million. There were no borrowings under the revolving credit facility during the quarter and the facility remains undrawn.

The Company anticipates total capital spending of $80 million to $90 million for the full year 2021, slightly higher than its previous outlook to reflect pre-spending associated with the growth capital investments as noted.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, July 22, 2021, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss second quarter 2021 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (800) 697-5978, and accessed internationally at (630) 691-2750. The conference call ID number is 7037059. A link to the simultaneous webcast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, custom automotive, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not provided because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted or provided without unreasonable effort.

Forward-Looking Statements

This press release contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to it at the time such statements are made. Kaiser Aluminum cautions that any forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include: (a) the effectiveness of management's strategies and decisions, including strategic investments, capital spending strategies and the execution of those strategies; (b) general economic and business conditions, including the impact of the global outbreak of Coronavirus Disease 2019 and governmental and other actions taken in response, cyclicality, reshoring, supply interruptions and other conditions that impact demand drivers in the aerospace/high strength, automotive, general engineering, packaging and other end markets the Company serves; (c) the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (d) changes or shifts in defense spending due to competing national priorities; (e) pricing, market conditions and the Company’s ability to effectively execute its commercial and labor strategies and flex costs in response to changing economic conditions; (f) developments in technology; (g) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (h) new or modified statutory or regulatory requirements; (i) the successful integration of the acquired operations and technologies continue to drive innovative solutions and further advance its capabilities, (j) the completion of purchase price allocation and other adjustments in connection with the Warrick acquisition, and (k) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2020 and Form 10-Qs for the quarters ended March 31, 2021 and June 30, 2021. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

STATEMENTS OF CONSOLIDATED (LOSS) INCOME (UNAUDITED) (1)

	Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In millions of dollars, except share and per share amounts)
Net sales	$741.0	$275.7	$1,065.0	$645.0
Costs and expenses:
Cost of products sold, excluding depreciation and amortization and other items	673.3	224.5	935.8	511.1
Depreciation and amortization	25.8	13.0	39.3	26.2
Selling, general, administrative, research and development	30.9	22.7	62.7	46.6
Restructuring (benefit) costs	(0.1)	11.9	(0.8)	11.9
Other operating income, net	—	(1.1)	—	(1.1)
Total costs and expenses	729.9	271.0	1,037.0	594.7
Operating income	11.1	4.7	28.0	50.3
Other (expense) income:
Interest expense	(12.4)	(10.5)	(24.7)	(16.6)
Other (expense) income, net	(36.6)	0.5	(37.0)	(0.3)
(Loss) income before income taxes	(37.9)	(5.3)	(33.7)	33.4
Income tax benefit (provision)	15.5	(1.3)	15.8	(10.9)
Net (loss) income	$(22.4)	$(6.6)	$(17.9)	$22.5
Net (loss) income per common share:
Basic	$(1.42)	$(0.41)	$(1.13)	$1.42
Diluted[2]	$(1.42)	$(0.41)	$(1.13)	$1.41
Weighted-average number of common shares outstanding (in thousands):
Basic	15,835	15,781	15,820	15,809
Diluted[2]	15,835	15,781	15,820	15,929

[1]	Please refer to the Company's Form 10-Q for the quarter ended June 30, 2021 for detail regarding the items in the table.
[2]	Diluted shares for EPS are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED) (1)

	As of June 30, 2021	As of December 31, 2020
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$283.1	$780.3
Receivables:
Trade receivables, net	389.2	112.8
Other	38.9	11.6
Contract assets	46.6	36.1
Inventories	383.2	152.0
Prepaid expenses and other current assets	59.6	28.6
Total current assets	1,200.6	1,121.4
Property, plant and equipment, net	951.9	627.2
Operating lease assets	39.5	26.5
Deferred tax assets, net	1.2	—
Intangible assets, net	79.6	26.7
Goodwill	39.3	18.8
Other assets	102.4	44.1
Total	$2,414.5	$1,864.7
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$344.1	$86.1
Accrued salaries, wages and related expenses	39.9	30.8
Other accrued liabilities	55.5	41.4
Total current liabilities	439.5	158.3
Long-term portion of operating lease liabilities	34.4	25.6
Pension and other postretirement benefits	87.0	1.3
Net liabilities of Salaried VEBA	17.0	17.8
Deferred tax liabilities	4.6	13.9
Long-term liabilities	75.8	77.3
Long-term debt	1,035.5	838.1
Total liabilities	1,693.8	1,132.3
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both June 30, 2021 and December 31, 2020; no shares were issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both June 30, 2021 and December 31, 2020; 22,695,106 shares issued and 15,859,820 shares outstanding at June 30, 2021; 22,647,455 shares issued and 15,812,169 shares outstanding at December 31, 2020	0.2	0.2
Additional paid in capital	1,073.2	1,068.6
Retained earnings	116.9	158.2
Treasury stock, at cost, 6,835,286 shares at both June 30, 2021 and December 31, 2020	(475.9)	(475.9)
Accumulated other comprehensive income (loss)	6.3	(18.7)
Total stockholders' equity	720.7	732.4
Total	$2,414.5	$1,864.7

[1]	Please refer to the Company's Form 10-Q for the quarter ended June 30, 2021 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except share and per share amounts)

	Quarterly			Six Months
	2Q21	1Q21	2Q20	1H21	1H20	2H20
GAAP net (loss) income	$(22.4)	$4.5	$(6.6)	$(17.9)	$22.5	$6.3
Interest expense	12.4	12.3	10.5	24.7	16.6	24.3
Other expense, net	36.6	0.4	(0.5)	37.0	0.3	1.1
Income tax (benefit) provision	(15.5)	(0.3)	1.3	(15.8)	10.9	(0.9)
GAAP operating income	11.1	16.9	4.7	28.0	50.3	30.8
Mark-to-market loss (gain)[1]	0.4	(0.3)	0.5	0.1	0.6	(3.2)
Restructuring (benefits) costs	(0.1)	(0.7)	11.9	(0.8)	11.9	(4.4)
Acquisition costs[2]	7.4	11.0	—	18.4	—	5.5
Other operating NRR loss (gain)[3,4]	14.1	(2.9)	4.3	11.2	4.8	5.3
Operating income, excluding operating NRR items	32.9	24.0	21.4	56.9	67.6	34.0
Depreciation and amortization	25.8	13.5	13.0	39.3	26.2	26.0
Adjusted EBITDA[5]	$58.7	$37.5	$34.4	$96.2	$93.8	$60.0

GAAP net (loss) income	$(22.4)	$4.5	$(6.6)	$(17.9)	$22.5	$6.3
Operating NRR Items	21.8	7.1	16.7	28.9	17.3	3.2
Non-operating NRR Items[6]	36.4	0.6	1.2	37.0	2.4	2.3
Tax impact of above NRR Items	(19.9)	(1.9)	(5.6)	(21.8)	(6.1)	(0.1)
Adjusted net income	$15.9	$10.3	$5.7	$26.2	$36.1	$11.7

Net (loss) income per share, diluted[7]	$(1.42)	$0.28	$(0.41)	$(1.13)	$1.41	$0.39
Adjusted earnings per diluted share[7]	$1.00	$0.64	$0.36	$1.64	$2.27	$0.74

[1]

Mark-to-market loss (gain) on derivative instruments for 2021 and 2020 represents: (i) the reversal of mark-to-market loss (gain) on hedges entered into prior to the adoption of Accounting Standards Update No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities and settled in the periods presented above; (ii) loss (gain) on non-designated commodity hedges; and (iii) reclassifications out of Accumulated other comprehensive loss due to forecasted transactions no longer probable of occurring. Adjusted EBITDA reflects the realized loss (gain) of such settlements.

[2]	Acquisition costs are non-run-rate acquisition-related transaction costs, which include legal and consulting fees, as well non-cash hedging charges recorded in connection with our Warrick acquisition.
[3]	NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[4]

Other operating NRR items primarily represent the impact of non-cash service cost related to the Salaried VEBA, adjustments to plant-level LIFO, impairment loss, environmental expenses and workers' compensation cost (benefit) due to discounting.

[5]	Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
[6]	Non-operating NRR items represents the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost.
[7]	Diluted shares for EPS are calculated using the treasury stock method.